EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES FOURTH QUARTER 2009 RESULTS

PC Postage® Revenue of $18.8 million; Non-GAAP Income from Operations up
17%; Non-GAAP Diluted Earnings Per Share of $0.18

LOS ANGELES – February 11, 2010 – Stamps.com® (Nasdaq:STMP), the leading provider of postage online and shipping software solutions, today announced results for the fourth quarter ended December 31, 2009.

For the fourth quarter:

•	Excluding the enhanced promotion channel, PC Postage revenue was $17.4 million, up 7% from the fourth quarter of 2008.

•
The Company continued to reduce its investment in the enhanced promotion channel (which consists of online programs where additional promotions are provided directly by marketing partners), and total PC Postage revenue including that channel was $18.8 million, up 3% from the fourth quarter of 2008.

•
The Company reduced the overall level of sales and marketing costs for PhotoStamps by approximately 81% versus the fourth quarter of 2008 and as a result, total fourth quarter PhotoStamps revenue was $2.9 million, a decrease of 28% versus the fourth quarter of 2008.

•	With the reduction in revenue from PhotoStamps and the enhanced promotion channel, total revenue was $21.7 million, down 3% compared to the fourth quarter of 2008.

•	PC Postage gross margin was 77.3%, PhotoStamps gross margin was 23.6% and total gross margin was 70.2%.

•
GAAP net income was $2.2 million, or $0.14 per fully diluted share. This includes a $0.7 million non-cash stock-based compensation expense, a $0.1 million asset write-down for an other-than-temporary impairment and a $0.1 million adjustment resulting from the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes.

•
Excluding the FASB Statement 123R expense, the asset write-down and the income tax adjustment, non-GAAP income from operations was $2.8 million and non-GAAP net income per fully diluted share was $0.18.

“For the fourth quarter we generated our highest non-GAAP earnings per share in the past three years, and we achieved seven percent overall revenue growth in PC Postage, excluding the enhanced promotion channel,” said Ken McBride, Stamps.com president and CEO. “We also saw improvements in our customer metrics and we continued to make good progress in our enterprise and high volume shipping areas during the quarter.”

Fourth Quarter 2009 Detailed Results

Stamps.com reported 2009 fourth quarter GAAP net income of $2.2 million. On a per share basis, total 2009 fourth quarter GAAP net income was $0.14 based on fully diluted shares outstanding of 15.9 million. Fourth quarter GAAP net income was reduced by $0.7 million for  FASB 123R stock-based compensation expense, reduced by $0.1 million for an asset write-down of certain investment holdings for an other-than-temporary impairment, and increased by $0.1 million for an income tax adjustment related to the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes for the tax years 2008 and 2009. Non-GAAP and GAAP amounts are reconciled in the following table:

Fourth Quarter Fiscal 2009 All amounts in millions except per share or margin data:	Non-GAAP Amounts	FASB 123R	Asset Write-Down	Income Tax Adjustment	GAAP Amounts

Cost of Sales	$6.40	$0.06	$-	$-	$6.47
Research & Development	1.93	0.15	-	-	2.07
Sales & Marketing	7.90	0.18	-	-	8.09
General & Administrative	2.68	0.32	-	-	3.00
Total Expenses	18.92	0.71	-	-	19.63

Gross Margin	70.5%	(0.3)%	-	-	70.2%

Income from Operations	2.76	(0.71)	-	-	2.05
Interest and Other Income	0.20	0.00	(0.08)	-	0.12
Pre-Tax Income	2.96	(0.71)	(0.08)	-	2.17

Provision for Income Taxes	(0.10)	-	-	0.10	0.00

Net Income	$2.86	$(0.71)	$(0.08)	$0.10	$2.17

On a diluted per share basis	$0.18	$(0.04)	$(0.01)	$0.01	$0.14

Shares used in per share calculation	15.90	15.90	15.90	15.90	15.90

Excluding the FASB Statement 123R expense, asset write-down and income tax adjustment, 2009 fourth quarter non-GAAP net income was $2.9 million or $0.18 per fully diluted share based on fully diluted shares outstanding of 15.9 million. This compares to 2008 fourth quarter non-GAAP net income per fully diluted share of $0.16.  Thus, non-GAAP fourth quarter diluted earnings per share increased by 16% compared to the same quarter last year.

Fiscal 2009 Detailed Results

Total 2009 revenue was $82.1 million, a decrease of 3% versus revenue of $84.9 million in 2008. Total 2009 PC Postage revenue, including service revenue, store revenue and insurance revenue, was $73.6 million, up 1% versus PC Postage revenue of $73.0 million in 2008.  Excluding the enhanced promotion channel, PC Postage revenue in 2009 was $67.4 million, up 5% versus $63.9 million in 2008. Total 2009 PhotoStamps revenue was $8.5 million, down 29% versus PhotoStamps revenue of $11.9 million in 2008.

Total 2009 GAAP net income was $6.2 million, including approximately $3.1 million of FASB Statement 123R stock-based compensation expense; $0.4 million asset write-down of inventory of discontinued products; $0.1 million asset write-down of certain investment holdings for other- than-temporary impairment; and $0.4 million in additional California income tax relating to the temporary suspension of the Company’s ability to utilize its net operating losses for California income tax purposes.  On a per share basis, total 2009 GAAP net income was $0.38 based on fully diluted shares outstanding for the year of 16.4 million.  Non-GAAP and GAAP amounts are reconciled in the following table:

Fiscal Year 2009 All amounts in millions except per share or margin data:	Non-GAAP Amounts	FASB 123R	Asset Write-Down	Income Tax Adjustment	GAAP Amounts

Cost of Sales	$22.64	$0.28	$-	$-	$22.91
Research & Development	8.05	0.65	-	-	8.70
Sales & Marketing	30.97	0.77	-	-	31.74
General & Administrative	11.18	1.40	0.37	-	12.96
Total Expenses	72.84	3.10	0.37	-	76.31

Gross Margin	72.4%	(0.3)%	-	-	72.1%

Income from Operations	9.29	(3.10)	(0.37)	-	5.81
Interest and Other Income	1.00	0.00	(0.08)	-	0.92
Pre-Tax Income	10.28	(3.10)	(0.46)	-	6.73

Provision for Income Taxes	(0.19)	-	-	(0.37)	(0.55)

Net Income	$10.10	$(3.10)	$(0.46)	$(0.37)	$6.18

On a diluted per share basis	$0.62	$(0.19)	$(0.03)	$(0.02)	$0.38

Shares used in per share calculation	16.37	16.37	16.37	16.37	16.37

Excluding the FASB Statement 123R expense, the asset write-downs and the additional California income tax, 2009 non-GAAP net income was $10.1 million.  On a per share basis, 2009 non-GAAP net income per fully diluted share was $0.62 based on 2009 fully diluted shares outstanding of 16.4 million. This compares to 2008 non-GAAP net income per fully diluted share of $0.61. Thus, non-GAAP 2009 diluted earnings per share increased by 1% compared to 2008.

Share Repurchase

During the fourth quarter, the Company repurchased a total of 0.1 million shares for a total cost of $1.2 million. On July 23, 2009, Stamps.com’s Board of Directors approved a new share repurchase plan authorizing the Company to repurchase up to 2.5 million shares of Stamps.com stock from August 2009 through February 2010. Under this plan to date, the Company has repurchased approximately 0.6 million shares for a total cost of approximately $5.2 million. On February 4, 2010, the Board of Directors voted to extend the currently authorized share repurchase program for an additional six months through August of 2010.

The timing of share purchases, if any, and the number of shares to be bought at any one time will depend on market conditions and also will depend on the Company’s assessment of risk that its net operating loss asset could be impaired if such a repurchase were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Net Operating Losses (NOL) and Protective Measures

Stamps.com currently has approximately $230 million in Federal NOLs and $150 million in State NOLs, with a potential value of up to $94 million in tax savings over the next 15 years.  Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, the Company’s NOL asset may be impaired. A change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. We estimate that as of December 31, 2009, the Company was at an approximately 26% level compared with the 50% level that would trigger impairment of our NOL asset.

During the second quarter of 2008, the Company received shareholder approval to amend its articles of incorporation in order to protect its NOL asset (the “NOL Protective Measures”) and those measures are now in effect. Under the NOL Protective Measures there is no change to the way that existing Stamps.com shares are held or traded, but any person, company or investment firm which wishes to become a “5% shareholder” of Stamps.com must first obtain a waiver from the Company’s board of directors. In addition, any person, company or investment firm which is already a “5% shareholder” of Stamps.com cannot make any additional purchases of Stamps.com stock without a waiver from the Company’s board of directors.

Stamps.com currently has 15.5 million shares outstanding and therefore ownership of approximately 777 thousand shares or greater would currently constitute a “5% shareholder”. Stamps.com strongly urges that any stockholder contemplating owning more than 625 thousand shares contact the Company before doing so.

Business Outlook

Stamps.com currently expects total 2010 revenue to be $80 to $90 million. 2010 GAAP net income per share is expected to be $0.50 to $0.70, including approximately $3.5 million of 2010 FASB Statement 123R stock-based compensation expense and $3.7 million of non-cash tax benefit resulting from the potential additional partial release of the valuation allowance against our deferred tax asset. Excluding the FASB Statement 123R expenses and the non-cash tax benefit, non-GAAP 2010 net income per fully diluted share is expected to be $0.50 to $0.70.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past four fiscal years is available currently at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Since launching PhotoStamps in May 2005, more than 78 million individual PhotoStamps have been shipped to customers. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picassa, HP/Snapfish, Costco, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables on page 2 and page 3 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-downs, litigation charges and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

# # #

STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2009	2008	2009	2008
Revenues:
Subscription	$15,450	$15,347	$61,372	$61,556
Product	2,920	2,515	10,653	9,906
Insurance	422	433	1,598	1,574
PhotoStamps	2,877	3,979	8,485	11,876
Other	9	-	16	-
Total revenues	21,678	22,274	82,124	84,912
Cost of revenues:
Subscription	3,064	2,735	11,869	10,365
Product	1,073	883	3,989	3,520
Insurance	130	135	494	498
PhotoStamps	2,198	2,817	6,562	8,525
Total cost of revenues	6,465	6,570	22,914	22,908
Gross profit	15,213	15,704	59,210	62,004
Operating expenses:
Sales and marketing	8,086	8,481	31,735	33,538
Research and development	2,075	2,137	8,699	8,425
General and administrative	3,000	3,761	12,961	15,581
Total operating expenses	13,161	14,379	53,395	57,544
Income from operations	2,052	1,325	5,815	4,460

Interest and other income, net	119	542	916	2,918
Income before income taxes	2,171	1,867	6,731	7,378
Income tax expense (benefit)	(1)	270	554	(2,786)
Net income	$2,172	$1,597	$6,177	$10,164
Net income per share:
Basic	$0.14	$0.09	$0.38	$0.53
Diluted	$0.14	$0.09	$0.38	$0.53
Weighted average shares outstanding:
Basic	15,764	17,820	16,238	19,081
Diluted	15,897	17,994	16,369	19,345

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2009	2008

ASSETS
Cash and investments	$71,745	$74,059
Accounts receivable	4,367	4,163
Other current assets	3,288	4,426
Property and equipment, net	2,102	3,086
Intangible assets, net	498	505
Deferred tax assets	3,671	3,671
Other assets	3,587	3,348
Total assets	$89,258	$93,258

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,583	$11,174
Deferred revenue	$4,070	$3,743
Total liabilities	13,653	14,917

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	630,322	626,810
Treasury Stock	(104,344)	(90,613)
Accumulated deficit	(450,214)	(456,391)
Unrealized loss on investments	(206)	(1,512)
Total stockholders' equity	75,605	78,341
Total liabilities and stockholders' equity	$89,258	$93,258